EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
July 18, 2025

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE second QUARTER OF 2025

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the second quarter of 2025 of $4.5 million, or $0.51 per share, compared to $2.2 million, or $0.24 per share, earned in the second quarter of 2024.  The increase in earnings is primarily due to an increase in net interest income. The net interest income expansion was driven by a combination of factors including improved loan yield, growth in interest-bearing cash deposits and a decreased cost of funds as market rates have decreased and the Company has reduced borrowings.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Net income (in thousands)	$4,511	$2,184	$7,954	$4,488
Earnings per share - basic and diluted	$0.51	$0.24	$0.89	$0.50
Return on average assets	0.85%	0.41%	0.75%	0.42%
Return on average equity	9.67%	5.40%	8.72%	5.50%
Efficiency ratio	64.34%	79.61%	65.34%	78.78%
Net interest margin	2.65%	2.14%	2.59%	2.14%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
June 30,
Company Stock (ATLO)	2025

Closing price	$17.81
Price range	$16.09 - 18.10
Book value per common share	$21.69
Cash dividend declared	$-
Cash dividend paid	$0.20
Dividend yield based on cash dividend paid	4.49%

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30,
(Dollars in thousands)	2025	2024

Assets	$2,092,844	$2,126,315
Loans receivable, net	1,279,644	1,281,214
Deposits	1,819,205	1,821,113
Stockholders' equity	193,029	167,053
Capital ratio	9.22%	7.86%

Second Quarter 2025 Results:

Second quarter 2025 loan interest income was $447 thousand higher than second quarter 2024 and was primarily due to improved yield on the loan portfolio. Interest-bearing deposits with banks and federal funds sold interest income increased by $472 thousand during this same period due to higher average balances. Deposit interest expense decreased $783 thousand during this same period due primarily to a decrease in market rates. Other borrowed funds interest expense decreased $861 thousand during the same period due primarily to reduced borrowings. Second quarter 2025 net interest income totaled $13.5 million, an increase of $2.6 million, or 23.9%, compared to the same quarter a year ago. These factors were the primary contributors to the Company’s net interest margin improving to 2.65% for the quarter ended June 30, 2025 as compared to 2.14% for the quarter ended June 30, 2024 and 2.53% for the quarter ended March 31, 2025.

A credit loss expense of $108 thousand was recognized in the second quarter of 2025 as compared to $182 thousand in the second quarter of 2024. Net loan charge-offs for the quarter ended June 30, 2025 totaled $1.1 million compared to no net loan charge-offs for the quarter ended June 30, 2024. The charge-off in the second quarter 2025 was on a commercial loan relationship that was reserved for in the allowance for credit losses in the first quarter of 2025.

Noninterest income for the second quarter of 2025 totaled $2.64 million as compared to $2.62 million in the second quarter of 2024, an increase of 0.8%.

Noninterest expense for the second quarter of 2025 totaled $10.4 million compared to $10.7 million recorded in the second quarter of 2024, a decrease of 3.5%. The decrease in noninterest expense is primarily due to $300 thousand of consultant fees for certain contract negotiations completed in 2024. The efficiency ratio was 64.34% for the second quarter of 2025 as compared to 79.61% in the second quarter of 2024. The efficiency ratio continues to improve as net interest margin increases and noninterest expense is lower than the prior year.

Income tax expense for the second quarter of 2025 totaled $1.1 million compared to $385 thousand recorded in the second quarter of 2024. The effective tax rate was 20% and 15% for the quarters ended June 30, 2025 and 2024, respectively. The lower than expected tax rate in 2025 and 2024 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Six Months 2025 Results:

For the six months ended June 30, 2025 loan interest income was $1.3 million higher than the first six months of 2024 and was primarily due to improved yield and growth in the loan portfolio. Interest-bearing deposits with banks and federal funds sold interest income increased by $961 thousand during this same period due to higher average balances. Deposit interest expense decreased $1.0 million during this same period due primarily to a decrease in market rates. Other borrowed funds interest expense decreased $1.7 million during the same period due primarily to reduced borrowings. The net interest income for the six months ended June 30, 2025 totaled $26.4 million, an increase of $4.6 million, or 21.1%, compared to the same period a year ago. These factors were the primary contributors to the Company’s net interest margin improving to 2.59% for the six months ended June 30, 2025 as compared to 2.14% for the six months ended June 30, 2024.

A credit loss expense of $1.1 million was recognized in the six months ended June 30, 2025 as compared to $351 thousand in the six months ended June 30, 2024. Net loan charge-offs for the six months ended June 30, 2025 totaled $1.2 million compared to net loan recoveries of $4 thousand for the six months ended June 30, 2024. The credit loss expense in 2025 was primarily due to charge-offs in the commercial loan portfolio.

Noninterest income for the six months ended June 30, 2025 totaled $5.2 million as compared to $4.8 million in the six months ended June 30, 2024, an increase of 8.2%. The increase in noninterest income is primarily due to an increase in wealth management income due to growth in assets under management and new account relationships.

Noninterest expense for the six months ended June 30, 2025 totaled $20.6 million compared to $20.9 million recorded in the six months ended June 30, 2024, a decrease of 1.5%. The decrease in noninterest expense is primarily due to $350 thousand of consultant fees for certain contract negotiations completed in 2024. The efficiency ratio was 65.34% for the six months ended June 30, 2025 as compared to 78.78% in the six months ended June 30, 2024. The efficiency ratio continues to improve as net interest margin increases and noninterest expense is lower than the prior year.

Income tax expense for the six months ended June 30, 2025 totaled $1.9 million compared to $801 thousand recorded in the six months ended June 30, 2024. The effective tax rate was 19% and 15% for the six months ended June 30, 2025 and 2024, respectively. The lower than expected tax rate in 2025 and 2024 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of June 30, 2025, total assets were $2.1 billion, a decrease of $33.5 million, as compared to June 30, 2024. The decrease in assets was primarily due to a decrease in securities available-for-sale, partially offset by an increase in interest-bearing deposits in financial institutions.

Securities available-for-sale as of June 30, 2025 decreased to $644.7 million from $690.8 million as of June 30, 2024. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases, partially offset by lower unrealized losses in the investment portfolio. The Company's investment portfolio had an expected duration of 3.1 years as of June 30, 2025. There are approximately $99 million of investments maturing within one year at an average yield of approximately 1.5%.

Net loans as of June 30, 2025 decreased to $1.280 billion as compared to $1.281 billion as of June 30, 2024, a decrease of 0.1%. Substandard loans were $23.5 million and $26.6 million as of June 30, 2025 and 2024, respectively. Substandard-impaired loans were $18.4 million and $12.0 million as of June 30, 2025 and 2024, respectively. The increase in substandard-impaired loans is primarily due to weakening in the commercial real estate and agricultural loan portfolios. Some commercial real estate loans are experiencing a decline in occupancy rates and collateral valuation, while the agricultural portfolio was primarily impacted by one agricultural loan relationship. There are approximately $317 million of loans maturing within one year at an average yield of approximately 5.9%.

The allowance for credit losses on June 30, 2025 totaled $17.0 million or 1.31% of loans, compared to $17.2 million, or 1.32% of loans, as of June 30, 2024. The decrease in the allowance for credit losses is primarily due to a decrease in loan balances.

Other assets were $2.9 million as of June 30, 2025, compared to $12.5 million as of June 30, 2024.  The higher balance in other assets as of June 30, 2024 was due to $8 million of investments that matured on June 30, 2024 with the proceeds received on July 1, 2024.

Deposits totaled $1.819 billion as of June 30, 2025, a decrease of 0.1%, compared to $1.821 billion recorded as of June 30, 2024. The decrease in deposits is primarily due to lower balances in retail and commercial checking and money market accounts as customers seek higher interest rates, partially offset by an increase in time deposits and public funds. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.  Approximately 14% of deposits are tied to external indexes as of June 30, 2025. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $30.7 million as of June 30, 2025 compared to $85.9 million as of June 30, 2024. The Company has continued to reduce borrowings as investments have matured.

The Company’s stockholders’ equity represented 9.2% of total assets as of June 30, 2025 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $193.0 million as of June 30, 2025, compared to $167.1 million as of June 30, 2024. The increase in stockholders’ equity of $25.9 million was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Share Repurchase Program

For the period April 1, 2025 through June 30, 2025, under the repurchase program that was announced in November 2024, which allowed for the repurchase of 100,000 shares of common stock, the Company repurchased 16,868 shares of its common stock at an average price of $16.48 per share and a total cost of $278 thousand.  There were 6,522 shares available to be repurchased under that repurchase program as of June 30, 2025.

Cash Dividend Announcement

The Company did not declare a dividend in the second quarter of 2025 but paid a cash dividend of $0.20 per share declared in the first quarter of 2025. Going forward, the Company expects, subject to the discretion of the Board of Directors, to declare and pay dividends in the same quarter.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; the imposition of tariffs and retaliatory tariffs; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2024. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	June 30,	June 30,
ASSETS	2025	2024

Cash and due from banks	$24,148	$25,494
Interest-bearing deposits in financial institutions and federal funds sold	71,063	37,948
Total cash and cash equivalents	95,211	63,442
Interest-bearing time deposits	6,918	6,415
Securities available-for-sale	644,702	690,843
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,166	3,948
Loans receivable, net	1,279,644	1,281,214
Loans held for sale	341	510
Bank premises and equipment, net	21,239	22,134
Accrued income receivable	12,166	12,484
Bank-owned life insurance	3,256	3,171
Deferred income taxes, net	9,949	16,022
Intangible assets, net	938	1,256
Goodwill	12,424	12,424
Other assets	2,890	12,452

Total assets	$2,092,844	$2,126,315

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$309,379	$340,569
Interest-bearing checking	629,728	618,819
Savings and money market	547,277	556,074
Time, $250 and over	88,692	73,368
Other time	244,129	232,283
Total deposits	1,819,205	1,821,113

Securities sold under agreements to repurchase	40,061	40,664
Other borrowings	30,652	85,930
Dividends payable	-	2,428
Accrued interest payable	2,472	3,191
Accrued expenses and other liabilities	7,425	5,936
Total liabilities	1,899,815	1,959,262

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,898,689 and 8,992,167 shares as of June 30, 2025 and 2024, respectively	17,797	17,984
Additional paid-in capital	12,907	14,253
Retained earnings	188,442	180,082
Accumulated other comprehensive (loss)	(26,117)	(45,266)
Total stockholders' equity	193,029	167,053

Total liabilities and stockholders' equity	$2,092,844	$2,126,315

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Interest and dividend income:
Loans, including fees	$16,667	$16,220	$33,341	$32,042
Securities:
Taxable	3,116	3,027	5,956	6,119
Tax-exempt	450	508	903	1,043
Other interest and dividend income	1,252	780	2,403	1,442
Total interest and dividend income	21,485	20,535	42,603	40,646

Interest expense:
Deposits	7,387	8,170	14,806	15,759
Other borrowed funds	632	1,493	1,416	3,109
Total interest expense	8,019	9,663	16,222	18,868

Net interest income	13,466	10,872	26,381	21,778

Credit loss expense	108	182	1,070	351

Net interest income after credit loss expense	13,358	10,690	25,311	21,427

Noninterest income:
Wealth management income	1,518	1,476	2,962	2,671
Service fees	378	341	748	663
Securities gains (losses), net	-	-	-	(165)
Gain on sale of loans held for sale	150	166	225	249
Merchant and card fees	392	423	740	785
Other noninterest income	203	213	513	593
Total noninterest income	2,641	2,619	5,188	4,796

Noninterest expense:
Salaries and employee benefits	6,479	6,437	12,852	12,674
Data processing	1,456	1,568	2,808	3,003
Occupancy expenses, net	728	716	1,500	1,493
FDIC insurance assessments	275	296	535	597
Professional fees	540	863	1,025	1,323
Business development	311	285	683	665
Intangible asset amortization	77	86	154	173
New market tax credit projects amortization	191	175	383	349
Other operating expenses, net	306	314	686	657
Total noninterest expense	10,363	10,740	20,626	20,934

Income before income taxes	5,636	2,569	9,873	5,289

Provision for income taxes	1,125	385	1,919	801

Net income	$4,511	$2,184	$7,954	$4,488

Basic and diluted earnings per share	$0.51	$0.24	$0.89	$0.50

Dividends declared per share	$-	$0.27	$0.20	$0.54

AVERAGE BALANCES AND INTEREST RATES (unaudited)

The following two tables are used to calculate the Company’s non-GAAP net interest margin on a fully taxable equivalent (FTE) basis. The first table includes the Company’s average assets and the related income to determine the average yield on earning assets. The second table includes the average liabilities and related expense to determine the average rate paid on interest-bearing liabilities. The net interest margin is equal to interest income less interest expense divided by average earning assets.

	Three Months Ended June 30,

	2025			2024

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
ASSETS
(dollars in thousands)
Interest-earning assets
Loans (1)
Commercial	$ 94,535	$ 1,410	5.97%	$ 86,998	$ 1,370	6.30%
Agricultural	126,189	2,075	6.58%	118,579	2,254	7.60%
Real estate	1,052,915	12,951	4.92%	1,069,663	12,386	4.63%
Consumer and other	16,532	231	5.59%	16,833	210	4.99%

Total loans (including fees)	1,290,171	16,667	5.17%	1,292,073	16,220	5.02%

Investment securities
Taxable	567,859	3,116	2.19%	614,133	3,027	1.97%
Tax-exempt (2)	81,427	570	2.80%	96,036	643	2.68%
Total investment securities	649,286	3,686	2.27%	710,169	3,670	2.07%

Interest-bearing deposits with banks and federal funds sold	108,889	1,252	4.60%	53,146	780	5.87%

Total interest-earning assets	2,048,346	$ 21,605	4.22%	2,055,388	$ 20,670	4.02%

Noninterest-earning assets	64,251			75,635

TOTAL ASSETS	$ 2,112,597			$ 2,131,023

(1) Average loan balances include nonaccrual loans, if any. Interest income collected on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental tax rate of 21%.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended June 30,

	2025			2024

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
LIABILITIES AND STOCKHOLDERS' EQUITY
(dollars in thousands)
Interest-bearing liabilities
Deposits
Interest-bearing checking, savings accounts and money markets	$ 1,188,237	$ 4,268	1.44%	$ 1,185,388	$ 5,049	1.70%
Time deposits	332,652	3,119	3.75%	304,653	3,121	4.10%
Total deposits	1,520,889	7,387	1.94%	1,490,041	8,170	2.19%
Other borrowed funds	70,904	632	3.57%	129,613	1,493	4.61%

Total interest-bearing liabilities	1,591,793	8,019	2.02%	1,619,654	9,663	2.39%

Noninterest-bearing liabilities
Noninterest-bearing checking	321,056			337,211
Other liabilities	13,077			12,304

Stockholders' equity	186,671			161,854

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,112,597			$ 2,131,023

Net interest income (FTE)(3)		$ 13,586			$ 11,007
Net interest spread (FTE)			2.20%			1.63%
Net interest margin (FTE)(3)			2.65%			2.14%

(3) Net interest income (FTE) is a non-GAAP financial measure.

Non-GAAP Financial Measures

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on an FTE basis. Management believes these non-GAAP financial measures are widely used in the financial institutions industry and provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on an FTE basis to GAAP (dollars in thousands).

	Three Months Ended June 30,
	2025	2024
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$ 13,466	$ 10,872
Tax-equivalent adjustment (1)	120	135
Net interest income on an FTE basis (non-GAAP)	13,586	11,007
Average interest-earning assets	$ 2,048,346	$ 2,055,388
Net interest margin on an FTE basis (non-GAAP)	2.65%	2.14%

(1) Computed on a tax-equivalent basis using an incremental federal income tax rate of 21 percent, adjusted to reflect the effect of the tax-exempt interest income associated with owning tax-exempt securities and loans.